Exhibit 99.1

PRESS RELEASE

For Immediate Release:  April 16, 2003

Contact:

Kelly Mcbeth, Director of Public Affairs

Phone:    432.684.0321

kmcbeth@cap-rock.net

Senate Bill 1280 Passes Senate

MIDLAND, TX. — Cap Rock Energy Corporation (AMEX:  RKE) today announced that Senate Bill 1280, a bill sponsored by Texas State Senator Troy Fraser and promoted by a small special interest group, passed the Texas Senate on April 15, 2003. Under the Public Utility Regulatory Act (“PURA”), Cap Rock Energy Corporation is currently considered an electric cooperative for purposes of the PURA.  The proposed legislation would amend the PURA so that the Company would be regulated as an investor owned utility. The Public Utility Commission of Texas would be charged with the responsibility of developing a procedural schedule and timeline for the Company to comply with customer choice and deregulation, should the legislation pass.  The bill will now go to the Texas House of Representatives for consideration. The Company does not believe that such legislation will pass the Texas House of Representatives.

 “This is bad legislation,” states David W. Pruitt, President and CEO of Cap Rock Energy.  “It is sponsored by an ill-informed special interest dissident group which makes up less than 1% of our total customers.  This proposed legislation is bad for our customers as a whole and we believe it would cause rates to increase for all of our customers by at least 5%.  Further, in order to prepare for customer choice, we estimate that we will have to spend in excess of $10 million.  These expenditures would go into rate base and be passed onto customers, even though a majority of our service territory is prevented from offering customer choice until 2007 by HB1692.  A full debate in the House will provide an opportunity for the true facts to be heard.  When the true facts are made clear to members of the House, as opposed to the propaganda and misinformation on which passage in the Senate was based, we feel confident that the House of Representatives will not pass such bad legislation that would penalize all of our customers, including the small group promoting this legislation.”

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s current expectations, views and assumptions and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations, views and assumptions.  Cap Rock Energy Corporation does not intend to update or advise these “forward-looking statements” to reflect the current or future events or circumstances.